AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON JUNE 5, 1996

                     REGISTRATION NO. 333-____________
     ________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                              _____________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                               _____________

                       BUCKHEAD AMERICA CORPORATION
          (Exact name of registrant as specified in its charter)
                             ________________

              DELAWARE                           58-2023732
                                              _________________
     (State or other jurisdiction             (I.R.S.Employer
     of incorporation or organization)        Identification No.)

                         4243 DUNWOODY CLUB DRIVE
                                 SUITE 100
                         DUNWOODY, GEORGIA  30350
                              (770) 393-2662
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            DOUGLAS C. COLLINS
                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         4243 DUNWOODY CLUB DRIVE
                                 SUITE 200
                         DUNWOODY, GEORGIA  30350
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                             ________________

                                COPIES TO:

                       T. CLARK FITZGERALD III, ESQ.
                          ARNALL GOLDEN & GREGORY
                         1201 W. PEACHTREE STREET
                                SUITE 2800
                       ATLANTA, GEORGIA  30309-3400
                              (404) 873-8622
                             ________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX /X/
                             _________________

                      CALCULATION OF REGISTRATION FEE




TITLE OF EACH CLASS OF            PROPOSED MAXIMUM        AMOUNT OF
   SECURITIES TO BE             AGGREGATE OFFERING      REGISTRATION
     REGISTERED(1)                    PRICE                 FEE(1)

Common Stock, $.01 par value       $301,295.50             $104.00



(1) Calculated pursuant to Rules 457(c) and 457(o) of the Securities Act, based upon the average of the high and low prices reported for the Common Stock on June 3, 1996.



                SUBJECT TO COMPLETION, DATED JUNE 5, 1996

                                PROSPECTUS

                       BUCKHEAD AMERICA CORPORATION

                               41,558 Shares

                               Common Stock
                              $.01 par value


     The 41,558 shares of Common Stock, $0.01 par value (the "Stock"), of Buckhead America Corporation ("Buckhead" or the "Company") to which this Prospectus relates are offered for the stockholder identified in this Prospectus under the heading "Selling Stockholder," or for the account of pledgees, donees, transferees or other successors in interest of the Selling Stockholder. Such sales may be made to or through one or more brokers or dealers (who may also be market makers) either in the over-the-counter market at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Such transactions may include, but are not limited to, one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Stock as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. In the event of a transaction hereunder in which a broker or dealer acts as a principal (other than to facilitate an installment sale transaction, or to a market maker acting as such in routine transactions in the over-the-counter market), this Prospectus will be supplemented to provide material facts with respect to such transaction.

     Brokers or dealers involved in sales hereunder will receive commissions or discounts in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in connection with such sales, and any profits or commissions earned by them in such transactions may be deemed to be underwriting discounts or commissions under the Act.

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 8.

     Buckhead will receive no portion of the proceeds of the sale of the Stock hereunder. The Company will incur the costs of preparation, reproduction, and distribution for this Registration Statement, estimated at $10,000 (including SEC and NASD filing fees). The Selling Stockholder will pay the brokerage discounts or commissions.

     Sales of Stock may also be made for the account of the Selling Stockholder, or for the account of donees, transferees or other successors in interest of the Selling Stockholder, pursuant to Rule 144 under the Act. The Company's Common Stock is traded in the over-the-counter market, and is reported in the Nasdaq Stock Market. On June 3, 1996, the closing sale price was reported to be $7.48 per share.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Buckhead. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Buckhead since such date or, in the case of information incorporated herein by reference, the date of filing with the Securities and Exchange Commission.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


           The date of this Prospectus is June 5, 1996

                     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information (including the Registration Statement contained in this Prospectus) with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by a the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549 and at certain of its Regional Offices located at Room 1204, Everett McKinley Dirksen Building, 210 South Dearborn Street, Chicago, Illinois 60604; Room 1102, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington, DC 25049 at prescribed rates. The Common Stock listed on The Nasdaq Stock Market and such reports, proxy and information statements and other information concerning the Company can be inspected and copied at the Nasdaq Stock Market, 1735 K Street, N.W. Washington, D.C. 20006-1506.

     As noted below, this Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be made to Mr. Robert B. Lee, Chief Financial Officer, Buckhead America Corporation, 4243 Dunwoody Drive, Suite 102, Dunwoody, Georgia 30350 (telephone (770) 393-2662), which address and telephone number are those of the Company's principal executive offices.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Buckhead (File No. 0-22132) pursuant to the Exchange Act and the
Securities Act are incorporated by reference in this Prospectus:

     1. Buckhead's annual report on Form 10-KSB for the year ended December 31, 1995.

     2. Buckhead's quarterly report on Form 10-Q for the three months ended March 31, 1996.

     3. All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of
     1934 since December 31, 1994.

     4. The description of the registrant's Common Stock contained in the registrant's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents and reports filed by Buckhead, if any, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as of the date of this Prospectus and prior to termination of the Offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also or is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

                      BACKGROUND INFORMATION


BUSINESS DEVELOPMENT

     FORM AND YEAR OF ORGANIZATION. Buckhead America Corporation ("Buckhead" or the "Company") and most of its wholly-owned subsidiaries were incorporated in Delaware on December 17, 1992, in connection with the reorganization under Chapter 11 of the Bankruptcy Code ("Chapter 11") of Buckhead America Corporation ("Old Buckhead"), a Georgia corporation formerly known as Days Inns of America, Inc. ("Days Inns"), and certain of its affiliates. The Company, the successor-in-interest to certain assets and liabilities of Days Inns and the other Debtors (as defined below), commenced operations on December 29, 1992.
Unless the context otherwise requires, references to the Company herein include the Company and its subsidiaries.

     OLD BUCKHEAD CHAPTER 11 PROCEEDINGS.  On September 27, 1991,
Days Inns and seven of its subsidiaries, along with its parent, Tollman-Hundley Lodging Corp. ("THLC"; collectively, the
"Debtors"), filed petitions for reorganization under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in jointly administered proceedings (the "Chapter 11 Proceedings").

     In January 1992, during the course of the Chapter 11 Proceedings, the Debtors sold substantially all of their assets relating to the Days Inns Franchise System (the "Franchise Sale") to a wholly-owned subsidiary of Hospitality Franchise Systems, Inc. ("HFS"). Because the Franchise Sale included the "Days Inn" name, Days Inns changed its name to Buckhead America Corporation.

     On December 18, 1992, the Bankruptcy Court entered an Order confirming the Debtors' Third Amended Joint Plan of Reorganization (the "Plan"). The Plan became effective on December 28, 1992 (the "Effective Date"). The Debtors' reorganization was implemented through the transfer of certain assets to the Company and its wholly-owned subsidiaries, each of which were newly incorporated as Delaware corporations. Pursuant to the Plan, (1) substantially all of the Debtors' assets, and certain assets of non-Debtor subsidiaries, other than the Debtors' hotel management business, were transferred to the Company and its subsidiaries, which also assumed certain liabilities of the Debtors; (2) the Debtors' hotel management business was retained by THLC; and (3) cash and 1,761,321 shares of the Company's common stock, $.01 par value (the "Common Stock") were distributed to creditors in accordance with the terms of the Plan.

     MATERIAL PURCHASES AND SALES OF SIGNIFICANT ASSETS. During 1993, the Company sold the three hotel properties which had been transferred from Old Buckhead. In March 1993, the Company acquired through foreclosure a 180-room Days Inn hotel in Daytona, Florida (the "Daytona Hotel") and in September 1994, the Company acquired through foreclosure a 150-room Days Inns hotel in Miami, Florida (the "Miami Hotel").

     In May 1994, the Company, through a newly formed, wholly-owned subsidiary, BAC Franchising Inc., a Delaware corporation, acquired the trademark rights and license agreements comprising the Country Hearth Inn mid-priced hotel franchise system.

     On May 15, 1995, Buckhead acquired a fifty-five percent (55%) interest in Heritage Inn Associates, Ltd., a partnership which owns a 150-room hotel in Orlando, Florida formerly known as the Heritage Inn. Immediately upon acquisition, the hotel was converted to operate as a Country Hearth Inn.

     On December 7, 1995 Buckhead purchased three Homeplace Inn hotel properties in Texas from affiliates of American Liberty Hospitality, Inc. ("ALH"), including the Selling Stockholder. Immediately upon acquisition, the acquired hotels (the "Texas Hotels") along with three other ALH owned Homeplace Inn properties were converted to operate as Country Hearth Inns.

     Buckhead and ALH also entered into an agreement which grants
ALH preferential rights to licensing of Country Hearth Inns in Texas. ALH has agreed to develop 12 new Country Hearth Inns in Texas over the next five years.

     Additionally, during 1994 and 1995 the Company expanded its hotel franchising operations by developing updated prototype hotels, implementing a franchise sales and marketing plan, and establishing a centralized room reservation system. The Company became licensed to sell Country Hearth Inn hotel franchises in 49 states.

     During the first quarter of 1996 the Company completed the acquisition of an 80-room hotel in Atlanta for approximately $3 million. The acquisition was funded by $600,000 cash, issuance of a $230,000 interest free short-term note, and a seller provided $2.1 million (9.5%) first mortgage. The Company intends to spend approximately $500,000 in renovations and refurbishments in converting the Atlanta hotel to join the Country Hearth Inn chain, the Company's principal product.

BUSINESS

     PRINCIPAL PRODUCTS AND SERVICES. The Company operates in the hospitality industry and its principal holdings include hotels, loans and other investments secured by hotels, franchising rights and other related assets. Its principal product is the Country Hearth Inn mid-priced hotel chain which the Company acquired in May 1994. The primary activity of the Company involves the expansion of the Country Hearth chain. Expansion of the chain has been effected through direct acquisition and conversion of existing hotels and through franchise sales. The Company currently owns seven hotels, five of which are Country Hearth hotels, and has Country Hearth franchise agreements with the owners of a total of 13 hotels ("Franchise Hotels")

     A substantial portion of the Company's assets were transferred to it by Old Buckhead pursuant to the Plan. In addition to a significant amount of cash (more fully described below), the principal assets transferred to the Company were notes receivable primarily secured by limited service hotel properties, other unsecured receivables, and limited service hotel properties acquired through foreclosure. As a result of the assets transferred to it, the initial operations of the Company included mortgage servicing and hotel management.

     Pursuant to the Plan, Old Buckhead transferred approximately $21 million in cash to the Company, approximately $20 million of which was restricted in use. Substantially all of the restricted cash was to be used in the settlement of certain pending claims asserted or assertable against Old Buckhead. Based on a clarification of the Plan, remaining amounts in these restricted cash accounts after payment of pending administrative and tax claims, if any, are assets of the Company. Thus, another significant activity of the Company involved the settlement, disallowance, or other resolution of disputed and otherwise unsettled administrative and tax claims against Old Buckhead. As of December 31, 1995, most of these activities had concluded.

     The Daytona and Miami hotels are operated under Days Inns license agreements. Marketing is generally conducted on a localized basis and through national and regional programs implemented by the franchisor. The Daytona Hotel is managed by the Company and the Miami Hotel is managed by an unrelated third party.

     The Orlando and Texas hotels are operated under Country Hearth Inns license agreements. Marketing is generally conducted on a localized basis and through national and regional programs implemented by the Company. The Orlando Hotel is managed by the Company and the Texas Hotels are managed by ALH.

     COMPETITION. There is significant competition in every phase of the hospitality industry including development, construction, management, franchising, and in loan servicing.
The Company competes in a very limited way with other hotel management companies because the Company currently manages only hotels which it owns. There are many hotel management companies in the United States, and many of them are significantly larger than the Company. The Company's operations also involve collecting and servicing hotel mortgage receivables. The terms of these mortgages are fixed. The Company does not compete as it relates to those mortgages. However, the mortgages are on hospitality related properties and the collectibility of the mortgages could be affected by competition faced by the maker of the mortgage. As stated earlier, there is significant competition in the hospitality industry. There are numerous hotel chains that operate on a national and regional basis.
There is significant competition in the areas of price, location, quality and service. This competition could affect the collectibility of these mortgages.

     As a franchisor, the Company competes with a large number of hotel franchise companies, most of whom are much larger than the Company and own brands which are more nationally recognized than the Company's.

     The Company is a new entrant in the hotel industry. It believes that its management is experienced in hotel franchising, hotel management and in loan servicing. In addition, the Company may identify other opportunities in the hospitality industry. However, existing hotel companies and new entrants to the hotel industry in markets which the Company may pursue will present significant competition which may have an adverse affect on the Company. See "Risk Factors - Hotel Industry Risks."

     REGULATION. Sales of franchises are principally regulated through fairly uniform state laws. Such laws generally provide for registration by the franchiser of standardized offering documents and compliance with numerous financial qualifications. The Company undertook substantial registration activities and is presently licensed to sell Country Hearth Inn franchises in 49 states.

     RESEARCH AND DEVELOPMENT. During 1994, the Company invested approximately $50,000 on the development of new prototype hotels and other enhancements to the franchise system. During 1995, the Company invested approximately $25,000 in market studies, environmental studies, and other feasibility analyses relating to potential hotel acquisitions.

     ENVIRONMENTAL COMPLIANCE. In keeping with its environmental policies, the Company replaced two underground storage tanks at its Daytona Hotel during 1994 at a net cost of approximately $70,000. Future funding requirements for all Company operations relating to environmental compliance are presently expected to be negligible. See "Risk Factors - Real Estate Investment Risks - Environmental Matters."

     EMPLOYEES. As of February 29, 1996, the Company has ten full-time and one part-time corporate employees and 91 full-time and 28 part-time hotel employees. No Company personnel are presently employed under collective bargaining agreements.

     PURCHASE FROM SELLING STOCKHOLDER. The Company purchased three hotels from the Selling Stockholder in September 1995. These hotels are located in Wharton, Freeport, and Angleton, Texas. In connection with such sale, the Company issued the Stock to the Selling Stockholder. See "Selling Stockholder."


                            RISK FACTORS

LACK OF CAPITAL/LEVERAGE

     The Company does not presently have a working capital facility nor are there any assurances that it could obtain a working capital facility to the extent that it determined that such a facility was necessary.

     The Company has guaranteed the obligations of its wholly-owned subsidiary, BLM EB, Inc. ("Buckhead EB"), pursuant to the promissory note (the "Trilon Note") in the original aggregate principal amount of $11.3 million payable to Trilon International, Inc., formerly known as Eurobrokers International, Inc., an unaffiliated third party lender ("Trilon"). The current balance of the Trilon Note is approximately $1.8 million. In order to generate sufficient funds to make interest and principal payments under the Trilon Note, Buckhead EB may be required to restructure or foreclose on one or more of the notes which it acquired from the Debtors (the "Mortgage Portfolio Notes"), certain of which were pledged to secure the Trilon Note (the "Trilon Portfolio"), complete asset sales, or restructure or refinance its obligations under the Trilon Note. There can be no assurance that such foreclosures, asset sales, restructurings or refinancings will generate sufficient proceeds to meet Buckhead EB's obligations under the Trilon Note. Unfavorable conditions in the financial markets and the hospitality industry, restrictive covenants contained in the Trilon Note and various other factors may also limit the ability of Buckhead EB to consummate these transactions. In the event that the Company becomes liable pursuant to its guarantee of the Trilon Note, there is no assurance that the Company will have access to funds to make such payments. If the Company cannot fund such payments, it may be required to sell assets, restructure its obligations or seek protection under the Code.

REAL ESTATE INVESTMENT RISKS

     GENERAL RISKS OF INVESTING IN REAL ESTATE

     The Company's interests in undeveloped real properties and hotels and its interests in the Days Inn Mortgage Trust, a Delaware trust (the "CMO") and the Trilon Portfolio are real estate assets and are subject to the varying risks associated with assets of such nature. Because real estate assets are relatively illiquid, the Company's ability to respond promptly to changes in economic or other conditions by altering its portfolio may be limited. As of June 1, 1996, the Company's interest in the Trilon Portfolio constitutes a substantial portion of the Company's operating assets, including the Daytona, Miami and Orlando Hotels and is material to the Company's business. The Company's interest in the CMO is immaterial and is carried on the Company's balance sheet at a zero value. In addition, income from these properties or debt service on certain unpledged mortgage notes owned by the Company (the "Unpledged Mortgage Notes") or the Mortgage Portfolio Notes included in the Trilon Portfolio and the CMO may be adversely affected by the general economic climate, local conditions such as oversupply of hotels or a reduction in demand for hotels in the area, the attractiveness of the properties to customers, competition from other available hotels, the ability of the owner to provide adequate maintenance and insurance, and increased operating costs (including real estate taxes).

     The Company's investments in the Hotels are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders are both dependent upon the ability of the Company to operate the Hotels in a manner sufficient to maintain or increase room revenues and to generate sufficient income in excess of operating expenses. Income from the Hotels may be adversely affected by adverse changes in national economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real property tax rates and other operating expenses, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, floods, and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

     ILLIQUIDITY OF REAL ESTATE

     Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. Further, although the Hotels have been appraised, no assurances can be given that such appraised values reflect market value. Also, no assurances can be given that the market value of any of the Hotels will not decrease in the future. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

     ENVIRONMENTAL MATTERS

     The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence if such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to borrow using such real property as collateral.
Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common-law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of the Hotels, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition. Recent Phase I environmental site assessments ("ESAs") have been obtained on all of the Hotels to identify potential environmental contamination and regulatory compliance concerns that are made apparent from historical reviews of the Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, and screening for the presence of hazardous substances, toxic substances, and storage tanks. Other than identifying the underground storage tanks at the Daytona Hotel, which have been replaced in a manner which the Company believes is in compliance with applicable laws, the ESAs have not revealed any significant environmental contamination or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability or concerns. Nevertheless, it is possible that these ESAs do not reveal all environmental liabilities or compliance concerns or that there are material environmental liabilities or compliance concerns of which the Company is unaware. Although the Company believes that the underground storage tanks at the Daytona Hotel have been properly handled in accordance with applicable environmental laws, there can be no assurance that there are not violations of which the Company is unaware. See "Business - Environmental Compliance."

     UNINSURED AND UNDERINSURED LOSSES

     The Company's mortgage obligations require that comprehensive insurance be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner of real property assets. Mortgages for subsequently acquired hotels may contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company's officers use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or currently replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

     COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND OTHER
CHANGES IN GOVERNMENTAL RULES AND REGULATIONS

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the Hotels, including changes to building codes and fire and life safety codes, may occur. If the Company were required to make substantial modifications at the Hotels to comply with the ADA or other changes in governmental rules and regulations, the Company's ability to make expected distributions to its shareholders could be adversely affected.

     FLUCTUATIONS IN PROPERTY TAXES

     Each Hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make expected distributions to its shareholders could be adversely affected.

HOTEL INDUSTRY RISKS

     OPERATING RISKS

     The hotel properties ("Hotels") owned by the Company or pledged to it as security for Unpledged Mortgage Notes or Mortgage Portfolio Notes included in the CMO or the Trilon Portfolio are generally located in areas that contain numerous lodging facilities. Competition among such facilities is generally intense. Additional construction of lodging facilities in the market areas where the hotel properties are located, without an accompanying increase in demand for such facilities, would likely result in an excess supply of available rooms and a decrease in occupancy and/or room rates. In addition, the hotel properties may be subject to risks of geographic concentration, because many of them are located in the southeastern United States. This concentration could subject such properties to prevailing economic conditions in this geographic regions in which the properties are located. Business failures and layoffs by companies experiencing losses have led to increased unemployment and consumer uncertainty. As a result, fewer people from the northeast may be inclined to travel either within the region or to the southeast, traditionally one of the nation's preferred vacation areas. These factors could result in lower operating revenues for southeastern hotel properties.

     The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, competition from other hotels; over-building in the hotel industry, which adversely affects occupancy and revenues; increases in operating costs due to inflation and other factors, which increases have not been, and may not be, offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses affecting travel; and adverse effects of general and local economic conditions. These factors could adversely affect the Company's results of operations and therefore the Company's ability to make expected distributions to shareholders.

     COMPETITION

     COMPETITION FOR GUESTS; OPERATIONS. The hotel industry is highly competitive. The Hotels compete with other hotel properties in the geographic markets. Many of the Company's competitors have substantially greater marketing and financial resources than the Company. See "Business - Competition."

     COMPETITION FOR ACQUISITIONS. The Company competes for investment opportunities with entities which have substantially greater financial resources than the Company. These entities generally may be able to accept more risk than the Company can manage prudently. Competition generally may reduce the number of suitable investment opportunities offered to the Company and may increase the bargaining power of property owners seeking to sell. Further, the Company believes that competition from entities organized for purposes substantially similar to the Company's objectives has increased and will increase significantly in the future.

     OPERATIONAL RISKS OF RAPID GROWTH

     Since the Chapter 11 Proceedings, the Company has acquired seven additional hotels. See "Business Development." The size and geographic dispersion of the Company's hotel properties have increased substantially, resulting in the Company's need for additional management, sales and accounting personnel. However, there can be no assurance that the Company will be able to retain the services of existing employees of the Hotels or hire additional accounting and marketing personnel. To the extent the Company is unable to retain or hire experience personnel to operate the Hotels, the operations of the Hotels could be adversely affected. The Company's growth strategy also contemplates acquisitions of additional hotels that meet the Company's investment criteria, further increasing the size and geographic dispersion of its hotel properties. Failure of the company to hire sufficient personnel for such expanded operations could have a material adverse effect on the Company's operating results. Deteriorating operations could negatively impact revenues at the Hotels and, therefore, the cash available for distribution to stockholders. Further, deteriorating operations could negatively impact the Company's operating results.

     INVESTMENT CONCENTRATION IN CERTAIN SEGMENTS OF SINGLE INDUSTRY

     The Company's investment strategy is to acquire interests in mid-priced hotel properties. Therefore, a downturn in the hotel industry, in general, and the mid-priced segment, in particular, will have a material adverse effect on the Company's lease revenues and amounts available for distribution to its stockholders.

     SEASONALITY OF HOTEL INDUSTRY

     The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's revenues.
Quarterly earnings may be adversely affected by factors beyond the Company's control, including poor weather conditions and economic factors. The Company may be required to enter into short-term borrowing in the first and fourth quarters in order to offset such fluctuations in revenues and to fund the Company's anticipated obligations, including distributions to its shareholders.

     EMPHASIS ON COUNTRY HEARTH INN HOTELS

     Of the seven Hotels, five are operated as Country Hearth Inn hotels. Significant adverse changes in the operations of any Hotel could have a material adverse effect on revenues and the Company's ability to make expected distributions to its shareholders. In addition, because all of the Franchise Hotels are operated as Country Hearth Inn hotels and because the Company intends to place an emphasis on Country Hearth Inn hotels in its growth strategy, the Company is subject to risks inherent in concentrating investments in a single franchise brand, such as a reduction in business following adverse publicity related to the brand, which could have an adverse effect on the Company's revenues and amounts available for distribution to shareholders

     CAPITAL EXPENDITURES

     The Company's hotel properties have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such capital improvements could have an adverse effect on the Company's financial condition. In addition, the Company's hotel properties may require significant renovation in the future.
Such renovations involve certain risks, including the possibility of environmental problems, construction cost overruns and delays, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels. During 1996, the Company spent approximately $200,000 for capital improvements to the Hotels. The Company generally spends approximately 3% to 5% of gross revenues per year on capital improvements for each Hotel. The Company intends to fund such improvements out of future cash from operations, present cash balances or the Company's available borrowing capacity.

CONSTRAINTS ON ACQUISITIONS

     The Company intends to continue to pursue a growth strategy which includes acquiring hotel properties. There is a risk that the Company will not have access to sufficient equity capital to pursue its acquisition strategy. After the Offering, the Company will have approximately $18.6 million of debt outstanding and, without additional equity financing, the maximum amount the Company can borrow under its debt limitations is approximately $15 million, assuming that all additional borrowings are invested in hotel properties. The Company's ability to continue making acquisitions will depend primarily on its ability to obtain additional private or public debt or equity financing. There is no assurance that such financing will be available.

COMMON STOCK PRICE FLUCTUATIONS AND TRADING VOLUME

     A number of factors may adversely influence the price of the Company's Common Stock in public markets, many of which are beyond the control of the Company. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of shares of Common Stock to demand a higher annual distribution rate on the price paid for shares from distributions by the Company, which could adversely affect the market price of the shares of Common Stock. Although the Company's Common stock is listed on The Nasdaq Stock Market, the daily trading volume of hospitality stocks in general and the Company's shares in particular may be lower than the trading volume of certain other industries. As a result, investors in the Company who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of such shares in the market without causing a substantial decline in the market value of such shares.

     The Common Stock was issued pursuant to the Plan to the Debtor's creditors, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis.
Accordingly, the market for Common Stock may be volatile.


DIVIDEND POLICY

     Since its formation, the Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. The Trilon Note contains covenants that prohibit the payment of dividends to the Company by Buckhead EB, and require that cash revenues generated by the Trilon Collateral be applied to payment of the Trilon Note. Moreover, there can be no assurance that the Company can generate sufficient funds to pay dividends even absent such restrictions.

RISKS ASSOCIATED WITH CMO

     The Company, as successor-in-interest to the Debtors, owns the residual interest (the "Class D Interest") in the CMO, which ranks junior in payment priority to three tranches of bonds (the "Senior Classes") issued by the CMO. As of June 1, 1996, the Class D Interest had a negligible book value, if any. The CMO is currently in default and is being operated for the benefit of the Senior Classes.

     The Amended and Restated Agreement and Declaration of Trust for the CMO (the "Declaration of Trust") provides that the Company, as holder of the Class D Interest in the CMO, will not be liable for payment of principal and interest on the Senior Classes, but will be severally liable, under certain circumstances, for the annual fees and expenses of the trustee under the Declaration of Trust (the "CMO Trustee"), other administrative expenses, certain indemnification obligations and taxes imposed on the CMO. In addition, the Class D Interest has been pledged to the CMO Trustee to secure payment of principal and interest on the Senior Classes, and all decisions regarding the use, disposition and management of the trust assets (the "CMO Portfolio") are effectively controlled by the CMO Trustee acting for the benefit of the Senior Classes.

CREDIT RISK; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

     A significant portion of the Company's assets are invested in notes receivable. There are certain risks inherent in holding such notes as investments, including risks with respect to the period of time over which notes may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and, in the case of a collateralized note, risks resulting from uncertainties as to the future value of the collateral. Management maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgements about the ultimate collectibility of the loan portfolio and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific notes when their ultimate collectibility is considered questionable. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future losses. Further, future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to the Company's nonperforming or performing notes. Material additions to the Company's allowance for loan losses would result in a material decrease in the Company's net income and, possibly, its capital, and could result in its inability to pay dividends, among other adverse consequences.

                            SELLING STOCKHOLDER

     All of the securities offered hereby are to be offered for the account of the security holders (the "Selling Stockholder") set forth on the table below:

                        SHARES OWNED    PERCENTAGE OF      SHARES
                          PRIOR TO      CLASS PRIOR TO     OFFERED
SELLING STOCKHOLDER     OFFERING(1)       OFFERING       FOR SALE(2)

ALH Properties No.
 One, Inc.                41,558             2.4%          41,558


(1) Percentage is the percentage of outstanding shares of each class of Common Stock beneficially owned as of June 3, 1996, the effective date of this Prospectus. As of such date, 1,761,127 shares of Common Stock were outstanding.

(2) Upon completion of this offering, if all offered securities are sold, the Selling Stockholder will not own any shares of Buckhead Common Stock.

                           USE OF PROCEEDS

     Buckhead will not receive any proceeds from the offering of Stock by the Selling Stockholder.

                           PLAN OF DISTRIBUTION

     Buckhead has been advised by the Selling Stockholder that the Selling Stockholder may sell all or a portion of the securities offered by it hereby from time to time on the Nasdaq Stock Market at prices prevailing at the time of such sales. The Selling Stockholder may also make private sales directly or to or through a broker or brokers. Alternatively, the Selling Stockholder may from time to time offer the securities through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholder and/or the purchasers of the securities for whom they may act as agent. To the extent required, the number of securities to be sold, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Stockholder from the sale of the securities sold by the Selling Stockholder hereby will be the purchase price of such securities less any broker's commissions.

     No determination has been made whether the Selling
Stockholder will sell any of the securities offered hereby.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                             LEGAL MATTERS

     The validity of the Common Stock has been passed upon for Buckhead by Arnall Golden & Gregory, Atlanta, GA.

                                EXPERTS

     The consolidated financial statements of Buckhead America Corporation as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                            MATERIAL CHANGES

     During the first quarter of 1996 the Company completed the acquisition of an 80-room hotel in Atlanta for approximately $3 million. The acquisition was funded by $600,000 cash, issuance of a $230,000 interest free short-term note, and a seller provided $2.1 million (9.5%) first mortgage. The Company intends to spend approximately $500,000 in renovations and refurbishments in converting the Atlanta hotel to join the Country Hearth Inn chain, the Company's principal product.

     In April 1996, the Company entered into an three-year employment contract with Gregory Plank pursuant to which Mr. Plank will serve as President and Chief Operating Officer of the Company at an annual base salary of $135,000 plus bonuses, including a bonus of $1,500 for each new franchised Country Hearth Inn and an additional bonus of up to 40% of base salary. The employment agreement provides for a termination payment equal to the greater of the base salary Mr. Plank would have received through the end of the three year term or one-half of the termination year base salary, in the event that the Company terminates his employment within twelve months after a change in control of the Company.

     Prior to his employment with the Company, Mr. Plank was the Executive Vice President - Franchise for Travelodge and Thriftlodge. During his tenure there, he reorganized the Franchise System and oversaw the completion of 288 franchise deals. He was previously Vice President of Marketing for Ramada under the ownership of HFS Incorporated. Mr. Plank has also held marketing, development and operations positions for Sheraton and Hawthorn Suites, as well as independent ownership, development, and advertising companies. Mr. Plank is a graduate of Cornell School of Hotel Administration and is currently the Chairman of The Economy Lodging Council of the American Hotel and Motel Association.


                            INDEMNIFICATION

     Article Sixth of the Company's Certificate of Incorporation and Article VIII, Section 3 of the Company's By-laws provide for indemnification of directors and officers from any liability that such person reasonably incurs with respect to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative) by reason of his position as director or officer of the Company, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. With respect to a criminal action or proceeding, however, such person must also have had reasonable cause to believe that his action was lawful. If such person is found liable to the Company in an action or proceeding by or in the right of the Company itself, such person may be indemnified only if the court specifically approves such indemnification. The Company has obtained directors' and officers' liability insurance that would cover up to $15 million in indemnification claims.

     Insofar as indemnification for liabilities under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses, other than the Securities and Exchange Commission registration fee, are estimated. All expenses of the offering will be paid by Buckhead.

     Securities and Exchange Commission registration fee          $104

     Blue Sky fees and expenses                                    400
     The Nasdaq Stock Market listing fee                           817
     Printing and engraving expenses                               400
     Legal fees and expenses (other than Blue Sky
          fees and expenses)                                     6,100
     Accounting fees and expenses                                2,000
     Miscellaneous                                                 179
                                                            ___________
          Total                                                $10,000


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such actio nor suit was brought shall determine upon application that, in view of all the circumstances of the case, such person if fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

     Article VI of Buckhead's Restated Certificate of
Incorporation provides for indemnification of the directors, officers, employees and agents of Buckhead to the full extent currently permitted by the DGCL.

     In addition, Buckhead's Restated Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, limits directors' liability to Buckhead and its stockholders by eliminating liability in damages for breach of fiduciary duty.
Article VII of Buckhead's Restated Certificate of Incorporation provides that neither Buckhead nor its stockholders may recover damages from its directors for breach of their fiduciary duties in the performance of their duties as directors of Buckhead. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director of Buckhead in the case of liability (i) for a breach of the director's duty of loyalty,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transactions for which the director derived an improper personal benefit.


Item 16.  EXHIBITS.

Exhibit No.         Exhibit

  2(a)*         Closing Agreement dated May 15, 1995 between
                Heritage Inn Associates, Ltd. and BLM EB, Inc.

  2(b)**        Agreement for Purchase and Sale of Hotel between
                Buckhead and ALH Properties No. One, Inc.

  2(c)**        Agreement for Purchase and Sale of Hotel between
                Buckhead and ALH Properties No. Two, Inc.

  3(i) Articles of Incorporation (incorporated herein by reference to Exhibit 2.1 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  3(i)(a) Restated Certificate of Amendment of Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit (3)(i)(a) filed with Registrant's Form 10-KSB for the year ended December 31, 1994)

  3(ii) Bylaws of the Registrant, as amended (incorporated herein by reference to Exhibit (3)(a) filed with Registrant's Form 10-KSB for the year ended December 31, 1994)

  4(i) Amended and Restated Credit Agreement dated as of December 23, 1992 between Buckhead and EB Eurobrokers International, Inc. (incorporated herein by reference to Exhibit 6.3 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  4(ii) Amended and Restated Pledge Agreement dated as of December 23, 1992 made by Buckhead and EB, as pledgor, to Eurobrokers International, Inc. (incorporated herein by reference to Exhibit 6.5 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  4(iii) Guaranty dated as of December 23, 1992, made by the Company and Buckhead Prime, Inc., as guarantors, in favor of Eurobrokers International, Inc., as lender (incorporated herein by reference to Exhibit 6.4 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  4(iv) Account Pledge Agreement dated as of December 23, 1992 made by Buckhead EB, as pledgor, to Trilon, as lender
                (incorporated herein by reference to Exhibit 6.6 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  5#            Opinion of Arnall Golden & Gregory regarding legality

 21***         Subsidiaries of the Company

 23.1#          Consent of Arnall Golden & Gregory
                (included as part of Exhibit 5 hereto)

 23.2#          Consent of KPMG Peat Marwick, LLP

 99 Debtors' Third Amended Joint Plan of Reorganization and Disclosure Statement (incorporated herein by reference to Exhibit 12.1 filed with Registrant's
                Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)


* Previously filed as an Exhibit with the same Exhibit Number to the Registrant's May 15, 1995 Form 8-K and incorporated herein by reference.

** Previously filed as an Exhibit with the same Exhibit Number to the Registrant's December 7, 1995 Form 8-K and incorporated herein by reference.

*** Previously filed as an Exhibit with the same Exhibit Number to the Registrant's Annual Report on Form 10-KSB for the Year Ended December 3, 1995.

#    Included with this filing

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on June 4, 1996.

                   BUCKHEAD AMERICA CORPORATION

                   By:      Douglas C. Collins
                      ______________________________
                            Douglas C. Collins
                       President and Chief Executive Officer

                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Douglas C. Collins his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND
DIRECTORS:





Name                        Title                           Date


Robert M. Miller        Chairman
_________________       (Principal Executive Officer)   June 4, 1996
Robert M. Miller

Douglas C. Collins      President, Chief Executive
_________________       Officer and Director (Principal
Douglas C. Collins      Executive Officer)              June 4, 1996

Robert B. Lee           Vice President, Chief Financial
_________________       Officer and Secretary (Principal
Robert B. Lee           Financial officer and Principal
                        Accounting Officer)             June 4, 1996

William K. Stern        Director                        June 4, 1996
_________________
William K. Stern

Leon M. Wagner          Director                        June 4, 1996
________________
Leon M. Wagner


                               EXHIBIT INDEX

Exhibit No.             Exhibit

  2(a)*         Closing Agreement dated May 15, 1995 between
                Heritage Inn Associates, Ltd. and BLM EB, Inc.

  2(b)**        Agreement for Purchase and Sale of Hotel between
                Buckhead and ALH Properties No. One, Inc.

  2(c)**        Agreement for Purchase and Sale of Hotel between
                Buckhead and ALH Properties No. Two, Inc.

  3(i) Articles of Incorporation (incorporated herein by reference to Exhibit 2.1 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  3(i)(a) Restated Certificate of Amendment of Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit (3)(i)(a) filed with Registrant's Form 10-KSB for the year ended December 31, 1994)

  3(ii) Bylaws of the Registrant, as amended (incorporated herein by reference to Exhibit (3)(a) filed with Registrant's Form 10-KSB for the year ended December 31, 1994)

  4(i) Amended and Restated Credit Agreement dated as of December 23, 1992 between Buckhead and EB Eurobrokers International, Inc. (incorporated herein by reference to Exhibit 6.3 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  4(ii) Amended and Restated Pledge Agreement dated as of December 23, 1992 made by Buckhead EB, as pledgor, to Eurobrokers International, Inc. (incorporated herein by reference to Exhibit 6.5 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  4(iii) Guaranty dated as of December 23, 1992, made by the Company and Buckhead Prime, Inc., as guarantors, in favor of Eurobrokers International, Inc., as lender (incorporated herein by reference to Exhibit 6.4 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  4(iv) Account Pledge Agreement dated as of December 23, 1992 made by Buckhead EB, as pledgor, to Trilon, as lender
                (incorporated herein by reference to Exhibit 6.6 filed with Registrant's Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)

  5#            Opinion of Arnall Golden & Gregory regarding legality

 21***         Subsidiaries of the Company

 23.1#          Consent of Arnall Golden & Gregory
                (included as part of Exhibit 5 hereto)

 23.2#          Consent of KPMG Peat Marwick, LLP

 99 Debtors' Third Amended Joint Plan of Reorganization and Disclosure Statement (incorporated herein by reference to Exhibit 12.1 filed with Registrant's
                Registration Statement on Form 10-SB (No. 0-22132) which became effective on November 17, 1993)


* Previously filed as an Exhibit with the same Exhibit Number to the Registrant's May 15, 1995 Form 8-K and incorporated herein by reference.

** Previously filed as an Exhibit with the same Exhibit Number to the Registrant's December 7, 1995 Form 8-K and incorporated herein by reference.

*** Previously filed as an Exhibit with the same Exhibit Number to the Registrant's Annual Report on Form 10-KSB for the Year Ended December 3, 1995.

#    Included with this filing